Exhibit 7.1

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	For the year ended
	2012(2)	2011	2010	2009(2)	2008(2)
	(in millions of euro except ratios)
Excluding interest on deposits(1)
Operating profit before taxes	(887)	(186)	443	(4,847)	(16,101)
Add: fixed charges	317	429	497	1,241	3,964
Earnings before taxes and fixed charges	(570)	243	940	(3,606)	(12,137)

Fixed charges	317	429	497	1,241	3,964

Ratio of earnings to fixed charges	(1.80)	0.57	1.89	(2.91)	(3.06)

Including interest on deposits(1)
Fixed charges as above	317	429	497	1,241	3,964
Add: interest on deposits	706	1,235	1,137	1,688	6,294
Total fixed charges and interest on deposits	1,023	1,664	1,634	2,929	10,258

Earnings before taxes and fixed charges	(570)	243	940	(3,606)	(12,137)
Add: interest on deposits	706	1,235	1,137	1,688	6,294
Earnings before taxes and fixed charges and interest on deposits	136	1,478	2,077	(1,918)	(5,843)

Ratio of earnings to fixed charges	0.13	0.89	1.27	(0.65)	(0.57)

The income statement figures of 2011 and 2010 have been restated for the retrospective classification of Saudi Hollandi Bank, Riyadh from assets of disposal groups to an equity accounted investment.

The income statement figures of 2009 and 2008 have been restated for the classification of the Dutch State acquired businesses as discontinued operations in 2010.

(1)	Deposits include Banks and Total customer accounts.

(2)
The earnings for the years ended December 31, 2012, 2009 and 2008 were inadequate to cover total fixed charges excluding interest on deposits and the earnings for the years ended 31 December, 2009 and 2008 were inadequate to cover total fixed charges including interest on deposits.  The coverage deficiencies for total fixed charges excluding interest on deposits for the years ended December 31, 2012, 2009 and 2008 were €887 million, €4,847 million and €16,101 million, respectively.  The coverage deficiencies for total fixed charges including interest on deposits for the years ended December 31, 2009 and 2008 were €4,847 million and €16,101 million, respectively.